Exhibit 5.1

[Letterhead of Leggett & Platt, Incorporated]

March 27, 2015

Leggett & Platt, Incorporated

No. 1 Leggett Road

Carthage, Missouri 64836

Ladies and Gentlemen:

As Senior Vice President, Chief Legal & HR Officer and Secretary of Leggett & Platt, Incorporated, (the “Company”) I have acted on its behalf in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended, (the “Securities Act”) in connection with the proposed offer and sale from time to time of the following Securities of the Company (the “Securities”): (i) debt securities (the “Debt Securities”), (ii) common stock, par value $0.01 per share (the “Common Stock”), (iii) preferred stock, no par value (the “Preferred Stock”), (iv) an indeterminate number of depositary shares evidenced by depositary receipts representing shares of Preferred Stock (the “Depositary Shares”), (v) warrants to purchase Debt Securities, Common Stock, Preferred Stock or other Securities (the “Warrants”), (vi) contracts for the purchase and sale of Debt Securities, Common Stock, Preferred Stock, Depositary Shares, Warrants or Rights (as defined below) (the “Purchase Contracts”), (vii) rights to purchase Common Stock, Preferred Stock, Depositary Shares, Purchase Contracts or Warrants (the “Rights”), (viii) Debt Securities, Common Stock, Preferred Stock, Depositary Shares, Warrants, Rights, Purchase Contracts and debt obligations of third parties (including U.S. Treasury securities), or any combination thereof offered in the form of units (the “Units”).

The Debt Securities will be issued as either (a) senior indebtedness of the Company under an Indenture between the Company and U.S. Bank National Association as successor trustee, dated May 6, 2005 (the “Senior Indenture”) or (b) subordinated indebtedness of the Company under a subordinated indenture to be entered into by the Company with a trustee to be specified therein if and when the Company issues subordinated Debt Securities. The Common Stock will be issued under the Company’s Restated Articles of Incorporation, as amended. The Preferred Stock will be issued under the Company’s Restated Articles of Incorporation, as amended, and a certificate of designation approved by the Company’s Board of Directors in accordance with applicable law. The Depositary Shares will be issued pursuant to a deposit agreement (the “Deposit Agreement”) between the Company and a depositary agent to be specified therein. The Warrants will be issued pursuant to a warrant agreement (the “Warrant Agreement”) between the Company and a warrant agent to be specified therein. The Purchase Contracts will be issued pursuant to a purchase contract agreement (the “Purchase Contract Agreement”) between the Company and a purchase contract agent to be specified therein. The Rights will be issued pursuant to a rights agreement (the “Rights Agreement”) between the Company and a rights agent to be specified therein. The Units will be issued pursuant to a unit agreement (the “Unit Agreement”) between the Company and a unit agent to be specified therein.

In connection therewith I have examined such documents, including resolutions of the Board of Directors of the Company adopted on August 5, 2014, and have made such other investigations and reviewed such questions of law as I have considered necessary or appropriate for the purposes of the opinion set forth below. In my examination of the foregoing, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to me as copies. I have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had, or will have for purposes of documents that may be entered into pursuant to the Registration Statement, the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been or will be duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are or will be the valid, binding and enforceable obligations of such parties. As to questions of fact material to my opinions, I have relied upon certificates or statements of officers and other representatives of the Company and of public officials and authorities. I have assumed without investigation that any certificates or statements on which I have relied that were given or dated earlier than the date of this opinion letter continued to remain accurate, insofar as relevant to such opinion, from such earlier date through and including the date of this letter.

Based on the foregoing, I am of the opinion that:

1. The Debt Securities will have been duly authorized by all requisite corporate action and, when executed and authenticated as specified in the applicable indenture and delivered against payment therefore in the manner deemed to be described in the Registration Statement, will constitute valid and binding obligations of the Company, enforceable in accordance with their terms.

2. The Common Stock and Preferred Stock will have been duly authorized by all requisite corporate action and, when issued, delivered and paid for, will be validly issued, fully paid and non-assessable.

3. The Depositary Shares will have been duly authorized by all requisite corporate action and, when issued and paid for, and executed as specified in the Deposit Agreement, will be validly issued and will entitle their holders to the rights specified in the Deposit Agreement and the depositary receipts.

4. The Warrants, Purchase Contracts, Rights and Units will have been duly authorized by all requisite corporate action and, when issued, delivered and paid for, and when executed and delivered as specified in the Warrant Agreement, Purchase Contract Agreement, Rights Agreement and Unit Agreement, as applicable, will constitute valid and binding obligations of the Company, enforceable in accordance with their terms.

The opinion set forth above is subject to the following qualifications and exceptions:

a)	The opinion is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally.

b)	The opinion is subject to the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding at law or in equity).

c)	This opinion is also subject to and may be limited by (1) requirements that a claim with respect to Debt Securities denominated in other than United States dollars (or a judgment denominated in other than United States dollars with respect to such a claim) be converted into United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law and (2) governmental authority to limit, delay or prohibit the making of payments outside the United States or in foreign currency or composite currency.

d)	Excepted from the opinion set forth above are (i) the enforceability of any provision in any document purporting or attempting to (A) confer exclusive jurisdiction and/or venue upon certain courts or otherwise waive the defenses of forum non conveniens or improper venue, (B) confer subject matter jurisdiction on a court not having independent grounds therefor, (C) modify or waive the requirements for effective service of process for any action that may be brought, (D) waive the right of the Company or any other person to a trial by jury, (E) provide that remedies are cumulative or that decisions by a party are conclusive, (F) modify or waive the rights to notice, legal defenses, statutes of limitations and statutes of repose (including the tolling of the same) or other benefits that cannot be waived under applicable law, (G) govern choice of law or conflict of laws, or (H) provide for or grant a power of attorney; or (ii) the enforceability of (A) any rights to indemnification or contribution provided for in any document which are violative of public policy underlying any law, rule or regulation (including any federal, foreign or state securities law, rule or regulation) or the legality of such rights, or (B) provisions in any document whose terms are left open for later resolution by the parties.

e)	In rendering this opinion I have assumed the taking of all necessary corporate action to authorize and approve the issuance and terms of, and the due execution, countersignature, authentication, issuance and delivery of any Securities and, as applicable, the related agreements and, in the case of any Securities, upon payment of the applicable consideration.

f)	In rendering the opinion, I have assumed that, at the time of the execution, authentication, issuance and delivery of any Securities, there will not have occurred any change in the law affecting the authorization, execution, issuance, delivery, validity or enforceability of the Securities, the Registration Statement will continue to be effective and will comply with all applicable laws at the time the Securities are offered or issued as contemplated by the Registration Statement, neither the terms nor the issuance of the Securities will violate the applicable provisions of the Securities Act, state “blue sky” laws or any other applicable law and neither the issuance and the sale thereof nor the compliance by the Company with the terms thereof will result in a violation of, conflict with or default under any agreement or instrument then binding upon the Company or any other requirement or restriction of any other court or governmental body having jurisdiction over the Company, and the Senior Indenture or subordinated indenture, as applicable, will be qualified pursuant to the Trust Indenture Act of 1939, as amended. I have also assumed that a prospectus supplement will have been prepared and filed with the Securities and Exchange Commission describing the Securities offered thereby and will comply with all applicable laws.

g)	In rendering this opinion I have assumed that any subordinated indenture, Deposit Agreement, Warrant Agreement, Purchase Contract Agreement, Rights Agreement and any Unit Agreement will be governed by the laws of the State of New York.

h)	As of the date of this opinion, a judgment for money in an action based on a Security denominated in a foreign currency or a composite currency in a federal or State court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion into United States dollars of the foreign currency or composite currency in which a particular Debt Security is denominated will depend upon various factors, including which court renders the judgment.

My opinions expressed above are limited to the laws of the States of Missouri and New York and the federal laws of the United States of America.

I hereby consent to the use of my name in the Registration Statement and in the related Prospectus and to the use of this Opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ John G. Moore
John G. Moore
Senior Vice President, Chief Legal & HR Officer and Secretary

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